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                                                                       EXHIBIT 3

                             [BANK ONE LETTERHEAD]


May 31, 2001


Mr. Douglas Stephens
PJ Acquisition Corp.
2300 Resource Drive
Birmingham, AL 35242

Re: Commitment Letter

Dear Doug:

     PJ Acquisition Corp., a Delaware corporation (the "Borrower"), has requested credit facilities (the "Facilities") in the aggregate principal amount of $30,000,000.00 (the "Aggregate Commitment") from Bank One, Kentucky, NA ("Bank One") to finance the Borrower's general working capital needs as well as to finance certain capital expenditures and certain other extraordinary transactions that the Borrower may undertake in the future, all of which the Borrower will describe in greater detail to Bank One at Bank One's request. Please be advised that Bank One is prepared to offer the Facilities and to commit to make loans to the Borrower in the amount of the Aggregate Commitment on the terms and subject to the conditions set forth herein and in the Summary of Terms and Conditions attached hereto (the "Term Sheet").

     The obligation of Bank One to make loans under the Facilities is subject to the following: (1) the preparation, execution and delivery of a credit agreement (the "Credit Agreement") and other loan documents (collectively, together with the Credit Agreement, the "Loan Documents") mutually acceptable to the Borrower and Bank One incorporating, without limitation, substantially the terms and conditions outlined herein and in the Term Sheet; and (2) Bank One's determination that there has been no material adverse change in the business, condition (financial or otherwise), operations, performance, properties, or prospects of the Borrower or any of its material subsidiaries since the end of the Borrower's fiscal quarter ended April 1, 2001.

     The Borrower hereby agrees to reimburse Bank One for all out-of-pocket expenses (including the reasonable fees, time charges and expenses of attorneys for the Bank) incurred in connection with the preparation, negotiation, execution and enforcement of this Commitment Letter, the Term Sheet, the Loan Documents and any other documentation contemplated hereby or thereby whether or not closing occurs, unless such failure is caused by Bank One. The Borrower has this date paid to Bank One an agent's fee in the amount of $33,000.00 in connection with the Facilities, which Bank One will credit to the fees due to Bank One at the closing of the Facilities. Provided, if the closing of the Facilities does not occur through no fault of Bank One, Bank One shall be entitled to retain the entire agent's fee paid to Bank One to defray the time and expenses incurred by Bank One in connection with the structuring of the
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Facilities and the preparation, negotiation and execution of this Commitment
Letter and the Term Sheet and, to the extent applicable, the Loan Documents.

     The Borrower hereby further agrees to indemnify and hold harmless the Bank and its officers, employees, agents and directors (each an "Indemnified Party") against any and all losses, claims, damages, costs, expenses (including the reasonable fees, time charges and expenses of attorneys for the Indemnified Parties, which attorneys may be employees of the Indemnified Parties) or liabilities of every kind whatsoever (collectively, the "Indemnified Obligations"), to which each of the Indemnified Parties may become subject in connection in any way with the transaction which is the subject of this Commitment Letter, including without limitation, expenses, incurred in connection with investigating or defending against any liability or action (whether or not such Indemnified Party is a party thereto), except that the Borrower shall not be liable for any Indemnified Obligations of any Indemnified Party to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have arisen from such Indemnified Party's gross negligence or willful misconduct. An Indemnified Party shall give prompt written notice to the Borrower of the assertion of any claim for which indemnification is sought and shall cooperate with the Borrower in the defense of the claim.

     The Borrower's obligations under the immediately preceding two paragraphs shall continue and are and shall remain absolute obligations of the Borrower unless and until superseded by the indemnity provisions of definitive Loan Documents, whether or not the Loan Documents are executed or any loan is made by Bank One or any conditions of lending are met. The obligations of Bank One under this Commitment Letter shall be enforceable solely by the Borrower and may not be relied upon by any other person.

     This Commitment Letter and the Term Sheet are for the Borrower's confidential use only and may not be disclosed by it to any persons other than the employees, officers, directors, shareholders, attorneys and financial advisors (but not commercial lenders) of the Borrower, and then only in connection with the proposed transaction and on a confidential basis, except where (in the Borrower's judgment) disclosure is required by law or where the Bank consents to the proposed disclosure, which consent shall not be unreasonably withheld. Provided, Bank One consents to the disclosure of this Commitment Letter and the Term Sheet to the extent, but only to the extent, the Borrower is required to disclose the existence of and/or the contents of this Commitment Letter and the Term Sheet under federal and/or applicable state securities laws. In no event shall the Borrower disclose this Commitment Letter and/or the Term Sheet to any other financial institution without the prior written consent of Bank One (other than any such disclosure as may result from the Borrower's compliance with federal and/or applicable state securities laws and other than to the Investment Advisor of the Special Committee of PJ America, Inc. ("PJAM"), which is an affiliate of a bank holding company and other than in connection with the tender offer the Borrower intends to make for all of the outstanding shares of common stock of PJAM held by the public).

     Please indicate the Borrower's acceptance of the commitment herein contained in the space indicated below and return a copy of this Commitment Letter so executed to the Bank. By its acceptance hereof, the Borrower agrees to pay the closing costs described in the Term Sheet.

                                       2
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This commitment will expire at 5:00 p.m. on Friday, June 1, 2001 unless on or prior to such time the Bank shall have received a copy of this Commitment Letter executed by the Borrower. Notwithstanding the timely acceptance of this Commitment Letter pursuant to the preceding sentence, this commitment herein contained will automatically terminate unless definitive Loan Documents are executed on or before July 20, 2001.

     This Commitment Letter and the Term Sheet supersede any and all prior versions hereof or thereof. This Commitment Letter may only be amended in writing signed by all parties hereto.

     IF THIS COMMITMENT LETTER AND THE TERM SHEET OR ANY ACT, OMISSION OR EVENT HEREUNDER OR THEREUNDER BECOMES THE SUBJECT TO A DISPUTE, THE BORROWER AND THE BANK EACH HEREBY WAIVE TRIAL BY JURY. THE INTERNAL LAWS OF THE COMMONWEALTH OF KENTUCKY SHALL GOVERN THIS COMMITMENT LETTER.

Sincerely,

BANK ONE, KENTUCKY, NA


By:    /s/ Thelma B. Ferguson
    -----------------------------------------------------------
       Thelma B. Ferguson, First Vice President



ACCEPTED AND AGREED TO THIS  1/st/ DAY OF June  , 2001.
                            ------       ------


                              PJ ACQUISITION CORP.


                              By:    /s/ Douglas S. Stephens
                                   ----------------------------------------

                              Title:    President
                                     --------------------------------------

                                       3
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               SUMMARY OF TERMS AND CONDITIONS (the "Term Sheet")

                                  May 24, 2001

Borrower:                   PJ Acquisition Corp., a Delaware corporation (the
                            "Borrower")

Lender:                     Bank One, Kentucky, NA ("Bank One")

Guarantee:                  All subsidiaries of the Borrower shall
                            unconditionally guarantee the obligations of the Borrower.

Amount:                     a.  $25,000,000.00, fully amortizing term loan to be
                                used for extraordinary corporate transactions disclosed in writing to Bank One;

                            b. $5,000,000.00, revolving credit facility for general working capital purposes.

Maturity:                   Six years from Closing Date

Repayment:                  Cash flow from earnings


Collateral:                 Secured by common stock of PJ America, Inc. until
                            such time as PJ America, Inc. is merged into the Borrower, at which time Bank One will be granted a blanket lien on all assets of the surviving corporation. Provided, liens will be required on leased property and an assignment of leases will be required only upon an event of default.

Agent's Fee:                The Borrower shall pay to Bank One an agent's fee
                            equal to $33,000.00. The agent's fee will be paid upon acceptance of this commitment.

Interest Rates:             See Pricing Grid attached hereto as Exhibit A.
                            Interest will be calculated for actual days elapsed in a year of 360 days.

Commitment Fee:             See Pricing Grid attached hereto as Exhibit A.

Cross Default/              The Facilities will be cross-defaulted with any and
Cross Collateralization:    all other borrowed money greater than $100,000.00.


Optional Prepayment:        Prime Rate Loans may only be prepaid at any time
                            upon one business day's notice to Bank One. LIBOR
                            Rate Loans may be prepaid prior to the end of an interest period with a break-funding fee equal to Bank One's loss of yield and/or actual costs to third parties to break hedging transactions.

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Accounts:                   The Borrower shall maintain its primary depository
                            account as well as its treasury management accounts with Bank One. Provided, Bank One understands that the Borrower will maintain banking accounts in each of the Borrower's markets for its petty cash needs, with the extra cash to be swept daily into the Borrower's primary depository account maintained with Bank One.

Rate Protection:            The Borrower is required to hedge a minimum of 50%
                            of the term loan using an interest rate protection product, at any time it chooses, but not more than 30 days after closing. The hedge should provide for a minimum of 3 years protection.

Representations and         Customary for transactions of this type including,
Warranties:                 but not limited to:

                            a.  Corporate existence and authority;
                            b.  Binding effect;
                            c.  Financial information;
                            d.  No material adverse change;
                            e.  Compliance with laws, including environmental;
                            f.  Payment of taxes;
                            g.  Absence of material litigation;
                            h.  Absence of default; and
                            i.  Title to assets.

Conditions Precedent:       Customary for transactions of this type including,
                            but not limited to:

                            a. Receipt and satisfactory review by Bank One of financial statements and income tax returns;
                            b.  Accuracy of representations and warranties;
                            c.  Absences of default;
                            d. Negotiation and execution of documentation satisfactory to Bank One;
                            e. Satisfactory completion of Bank One's due diligence; and
                            f.  No material adverse change in financial
                                condition, assets, nature of the assets, operations or prospects of the Borrower.

Subsequent Advances:        Customary for transactions of this type including,
                            but not limited to:

                            a.  Absence of default;
                            b.  No material adverse change; and
                            c.  Notice of borrowing.

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Covenants:                  Customary for transactions of this type including,
                            but not limited to:

Affirmative Covenants:      a.  Financial reporting;
                            b.  Payment of taxes;
                            c.  Corporate existence;
                            d.  Maintenance of properties;
                            e.  Compliance with laws, including environmental,
                                ERISA, and CERCLA;
                            f.  Maintenance of ownership;
                            g.  Payment of debt;
                            h.  Compliance certificates;
                            i.  Maintenance of insurance; and
                            j.  Use of proceeds.

Financial Covenants:        Fixed Charge Coverage Ratio: The ratio of EBITDA to
                            Fixed Charges shall not, at any time, be less than 1.25:1.00, subject to appropriate step-ups.


                            Leverage Ratio: The ratio of Total Funded Debt to EBITDA shall not, at any time, be greater than 3.50:1.00, subject to appropriate step-downs.

                            Minimum Net Worth: $29,152,000.00 less repurchases of common stock (up to a maximum of $28.0 million) after 3/31/01 plus 50% of after-tax net income after 3/31/01.

                            Capital Expenditures: Shall not exceed $4,000,000.00 per year without the prior written consent of Bank One.

                            Additional Indebtedness Limitation: Up to
                            $1,000,000.00 per year.

                            Sale of Assets: Up to $1,500,000.00 per year; provided, Borrower shall have the unlimited right to sell entire markets if no event of default then exists or will result therefrom. 100% of the net sales proceeds from the sale of an entire market shall be applied as a permanent paydown of the principal of the Facilities.

                            Acquisitions: Up to $3,000,000.00 per year.

                            Loans to Affiliates: Up to $100,000.00 in the aggregate outstanding at any one time.

                                      -3-


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                            Cash Flow Recapture: The Borrower shall make an
                            annual permanent paydown of the principal of the term loan in an amount equal to 50% of the Borrower's free cash flow. Free cash flow is defined as EBITDA minus the sum of scheduled principal payments, interest expense, corporate taxes, distributions to the shareholders of the Borrower for income taxes on their allocable share of the Borrower's taxable income, and permitted capital expenditures.

                            EBITDA shall be defined as sum of net income, interest expense, income tax expense, depreciation expense and amortization expense. Fixed Charges shall be defined as all scheduled principal and capital lease payments (excluding any balloon payments or Cash Flow Recapture payments) plus the sum of interest expense, income tax expense and dividends. Total Funded Debt is defined as the sum of indebtedness for borrowed money, capital lease obligations, subordinated debt, mandatory redeemable preferred stock, contingent debt obligations and outstanding letters of credit.

                            Unless otherwise noted, all financial covenants shall be applied to the Borrower; shall be determined according to generally accepted accounting principles, consistently applied; shall be tested quarterly beginning on the first quarter's end post closing; and, if applicable, shall be calculated on a historical rolling four quarter basis.

Events of Default:          Customary for transactions of this type, but not
                            limited to:

                            a. Failure to pay principal, interest or fees when due or within 3 days after written notice to Borrower;
                            b. Noncompliance with affirmative covenants after 30 days written notice to Borrower;
                            c. Noncompliance with negative covenants or financial covenants;
                            d. Any representation or warranty shall prove to be incorrect, false or misleading in a material respect when made;
                            e.  Insolvency or bankruptcy;
                            f.  Cross default to other indebtedness;
                            g.  Judgments; and
                            h. Change in control or the management of the Borrower unless substitute management satisfactory to Bank One is installed.

Closing Costs:              All closing costs, if any, will be the
                            responsibility of the Borrower.

Governing Law:              Commonwealth of Kentucky.



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